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                             THOMAS & BETTS CORPORATION
                              EXECUTIVE INCENTIVE PLAN

       1. PURPOSE

       The purpose of the Thomas & Betts Corporation Executive Incentive Plan (the "Plan") is to provide an incentive for corporate officers and other key employees who are in a position to contribute materially to the success of the Corporation and its subsidiaries.

       2. DEFINITIONS

       The following terms, as used herein, will have the meaning specified:

       (a) "Award" means an incentive payment made pursuant to the Plan.

       (b) "Board" means the Board of Directors of the Corporation as it may be comprised from time to time.

       (c) "Cause" means (i) a felony conviction of a Participant; (ii) the commission by a Participant of an act of fraud or embezzlement against the Corporation and/or a Subsidiary; (iii) willful misconduct or gross negligence materially detrimental to the Corporation and/or a Subsidiary; (iv) the Participant's continued failure to implement reasonable requests or directions arising from actions of the Board after thirty (30) days' written notice to the Participant; (v) the Participant's wrongful dissemination or use of confidential or proprietary information; (vi) the intentional and habitual neglect by the Participant of his or her duties to the Corporation and/or a Subsidiary; or
(vii) any other reasons consistent with the Corporation's and/or a Subsidiary's policies and procedures regarding dismissals as they are adopted and implemented from time to time.

       (d) "Code" means the Internal Revenue Code of 1986, as amended, and any successor statute, and the regulations promulgated thereunder.

       (e) "Committee" means the Committee appointed to administer the Plan, as provided in Section 4.

       (f) "Corporation" means Thomas & Betts Corporation, or any successor corporation.

       (g) "Covered Employee" means a covered employee within the meaning of Code Section 162(m)(3).

       (h) "Employee" means executives and other key employees of the Corporation and its Subsidiaries.

       (i) "Participant" means an Employee selected from time to time by the Committee to participate in the Plan.

        (j) "Performance Adjustment" means a factor (or factors), as determined by a schedule established by the Committee, that will, when multiplied by a Participant's Target Award, determine the amount of a Participant's Award.

       (k) "Performance Criterion or Criteria" means the business criteria selected by the Committee to measure Corporation, group, division or Subsidiary performance from one or more of the following:

              (i)  Corporate, group, division or Subsidiary sales;


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              (ii) Corporate, group, division or Subsidiary return on
sales--operating profit divided by sales;

              (iii) Corporate, group, division or Subsidiary economic value added, net operating profit after taxes, return on net assets or return on capital;
              (iv) Cash flow-corporate--the change in the Corporation's net invested position;

              (v) Cash flow- corporate, group, division or Subsidiary--group, division or Subsidiary contribution adjusted for certain changes in balance sheet accounts;

              (vi) Earnings per share;

              (vii) Productivity--standard direct labor hours divided by direct and indirect labor hours incurred;

              (viii) Quality--demerits per thousand pieces audited;

              (ix) Group, division or Subsidiary operating profit or contribution income;

              (x) Investment turnover--net sales divided by certain assets, e.g. net receivables and inventory, less certain liabilities, e.g. accounts payable and accrued liabilities;

              (xi) Return on equity--net income of the Corporation divided by average shareholders' equity;

              (xii) Net asset investment--certain assets, e.g. accounts receivable and goodwill, less certain liabilities, e.g. accounts payable and dividends payable, divided by sales;

              (xiii) Inventory turns; and

              (ix) Customer service indices, e.g. fill rates, request index, and performance to promise.

     The Committee shall establish the weighting of each Performance Criterion, for use in determining awards under the Plan, within 90 days of the beginning of the fiscal year to which the Performance Criterion relates.

       (l) "Maximum Award" means the level of performance on each Performance Criterion, as approved by the Committee, that will result in a 100 percent Performance Adjustment to a Participant's Target Award.

       (m) "Subsidiary" means any corporation in which the Corporation, directly or indirectly, controls 50 percent or more of the total combined voting power of all classes of such corporation's stock.

       (n) "Target Award" means, with respect to a Participant in any year, the Participant's annual base salary multiplied by the percentage of salary established by the Committee for that Participant.

       3. AWARDS

       (a) TARGET AWARD. A Target Award will be established by the Committee for each Participant. A prorated Target Award will be assigned to a Participant with less than twelve months of service. In the event a Participant's Target Award is changed during the year, the Participant's higher Target Award will be the basis


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for determining the Participant's Award for the year.

       (b) PERFORMANCE CRITERIA. One or more Performance Criteria will be established by the Committee for the Corporation and for each group, division or Subsidiary each year. The Committee may use the same Performance Criteria each year or may use different Performance Criteria from year to year.

       (c) PERFORMANCE TARGET. One or more Performance Targets will be established by the Committee for each Performance Criterion selected for each year.

       (d) PERFORMANCE ADJUSTMENT. The Award payable to any Participant will vary from the Target Award depending upon whether, or the extent to which, Performance Targets have been achieved. All such determinations regarding the achievement of any Performance Target will be made by the Committee in its sole and absolute discretion. The Committee may not increase the amount of compensation that would otherwise be payable upon achievement of the Performance Target or Targets, but it may reduce a Participant's award if it believes such action would be in the best interest of the Corporation and its shareholders.

              (i) Schedules. At the beginning of the year, the Committee will establish a range for each Performance Criterion that correlates the percentage of Target Award to specified levels of Corporation, group, division or Subsidiary performance.

              (ii) Award Determination. The Award for a Participant for a given year will be calculated by multiplying the Participant's Target Award by the Corporation, group, division or Subsidiary Performance Adjustments, respectively.

              (iii) Maximum Award. The maximum award payable to any Participant in any year is $2.0 million, anything in this Plan to the contrary notwithstanding.

       (e) PAYMENT OF AWARDS. Awards will be paid in cash, stock, or a combination of cash and stock after the Committee has certified the extent to which the Performance Target or Targets have been met and as soon as practicable after the close of the year for which they are made. If a Participant is disabled for more than four months of the year, the Participant may be granted a prorated Award as and to the extent determined by the Committee. If disability lasts four months or less, there will be no reduction in the amount of the Award. No Award will be payable to any Participant who is not an Employee on the last day of the year, except that if, during the last eight months of the year, the Participant dies, or becomes disabled, the Participant may be granted a prorated Award as and to the extent determined by the Committee, and further provided that if the Participant retires or is involuntarily terminated other than for Cause, the Participant may be granted a prorated Award as and to the extent determined by the Committee, provided that Performance Targets have been met.

       4. ADMINISTRATION

       (a) COMMITTEE. The Plan and all Awards will be administered by the Human Resources Committee of the Board of Directors (the "Committee"), which Committee shall consist of not less than three members of such Board of Directors, and shall be constituted so as to enable the Plan to comply with the administration requirements of Code Section 162(m)(4)(C). The members of the Committee shall be designated by the Board of Directors. A majority of the members of the Committee shall constitute a quorum. The vote of a majority of a quorum shall constitute action by the Committee.

       (b) AUTHORITY. The Committee will have full and complete authority, in its sole and absolute discretion,


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(i) to exercise all of the powers granted to it under the Plan, (ii) to construe, interpret and implement the Plan and any related document, (iii) to prescribe, amend and rescind rules relating to the Plan, (iv) to make all determinations necessary or advisable in administering the Plan, and (v) to correct any defect, supply any omission and reconcile any inconsistency in the Plan.

     The Committee may delegate to the officers or employees of the Corporation and/or a Subsidiary the authority to execute and deliver such instruments and documents, to do all such acts and things, and to take all such other steps deemed necessary, advisable or convenient for the effective administration of the Plan in accordance with its terms and purpose, except that the Committee may not delegate any authority with respect to decisions regarding timing, eligibility, amount or other material terms of any Awards.

       (c) DETERMINATIONS. The actions and determinations of the Committee on all matters relating to the Plan and any Awards will be final and conclusive.

       (d) LIABILITY. No member of the Committee or the Board will be liable for any action taken or determination made in good faith with respect to the Plan or any Award thereunder, and the Corporation will defend Committee and Board members for any actions taken or decisions made in good faith under the Plan.

       (e) PARTICIPANTS. The Committee will designate the corporate officers who shall be Participants in the Plan, and it may designate group, division or Subsidiary officers to be Participants.

       (f) AWARDS. Subject to the terms of the Plan, the Committee will have full and complete authority to determine, among other things, the Employees to whom, and the time or times at which, Awards will be made and the requisite conditions thereof.

       (g) CODE SECTION 162(m). It is the intent of the Corporation that this Plan and Awards hereunder satisfy, and be interpreted in a manner that, in the case of Participants who are or may be Covered Employees, satisfies the applicable requirements of Code Section 162(m) so that the Corporation's tax deduction for remuneration in respect of this Plan for services performed by such Covered Employees is not disallowed in whole or in part by the operation of such Code Section. If any provision of this Plan or if any Award would otherwise frustrate or conflict with the intent expressed in this Section 4(g), that provision shall be interpreted and deemed amended so as to avoid such conflict. To the extent of any remaining irreconcilable conflict with such intent, such provision shall be deemed void as applicable to Covered Employees.

       5.  MISCELLANEOUS

       (a) NONASSIGNABILITY. No Award will be assignable or transferable (including pursuant to a pledge or security interest) other than by will or by the laws of descent and distribution.

       (b) WITHHOLDING TAXES. Whenever payments under the Plan are to be made, the Corporation and/or the Subsidiary will withhold therefrom an amount sufficient to satisfy any applicable governmental withholding tax requirements related thereto.

       (c) AMENDMENT OR TERMINATION OF THE PLAN. The Board may from time to time suspend or discontinue the Plan or revise, amend or terminate the Plan.

       (d) NON-UNIFORM DETERMINATIONS. The Committee's determinations under the Plan need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, Awards under the


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Plan, whether or not such persons are similarly situated. Without limiting the generality of the foregoing, the Committee will be entitled, among other things, to make non-uniform and selective determinations and to establish non-uniform and selective Target Awards; provided, however, that the Committee may not increase the amount of compensation that would otherwise be payable upon achievement of the Performance Target or Targets.

       (e) OTHER PAYMENTS OR AWARDS. Nothing contained in the Plan will be deemed in any way to limit or restrict the Corporation, its Subsidiaries, or the Committee from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

       (f) PAYMENTS TO OTHER PERSONS. If payments are legally required to be made to any person other than the person to whom any amount is available under the Plan, payments will be made to the person to whom the Committee, or its delegate, believes to be legally entitled to the payment. Any such payment will be a complete discharge of the liability of the Committee.

       (g) UNFUNDED PLAN. No provision of the Plan will require the Corporation or its Subsidiaries, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets; nor will the Corporation or its Subsidiaries maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants will have no rights under the Plan other than as unsecured general creditors of the Corporation and its Subsidiaries, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they will have the same rights as other employees under generally applicable law.

       (h) LIMITS OF LIABILITY. Neither the Corporation or a Subsidiary, nor any member of the Board, the Committee, or any other person participating in the interpretation, administration or application of the Plan shall have any liability to any party for any action taken, or not taken, in good faith under the Plan.

       (i) RIGHTS OF EMPLOYEES. Nothing contained in this Plan will confer upon any Employee or Participant any right to continue in the employ or other service of the Corporation or a Subsidiary, or constitute any contract or limit in any way the right of the Corporation or a Subsidiary to change such person's compensation or other benefits, or to terminate the employment or other service of such person with or without Cause.

       (j) SECTION HEADINGS. The section headings contained herein are for convenience only, and in the event of any conflict, the text of the Plan, rather than the section headings, will control.

       (k) INVALIDITY. If any term or provision contained herein will to any extent be invalid or unenforceable, such invalidity or unenforceability will not affect any other provision or part hereof.

       (l) APPLICABLE LAW. The Plan will be governed by the laws of the jurisdiction in which the Corporation is incorporated as determined without regard to the conflict of law principles thereof.

       (m) EFFECTIVE DATE. The Plan shall be effective as of May 5, 1994 and, as amended, from time to time thereafter.


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